SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): FEBRUARY 23, 1998

                           BENCHMARK ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                      1-10560                 74-2211011
(State or other jurisdiction         (Commission              (IRS Employer
      of incorporation)             File Number)           Identification No.)

                3000 TECHNOLOGY DRIVE, ANGLETON, TEXAS    77515
               (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (409) 849-6550
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On February 23, 1998, Benchmark Electronics, Inc. ("Benchmark") completed it previously announced acquisition (the "Acquisition") of all of the outstanding stock of Lockheed Commercial Electronics Company ("LCEC") from Lockheed Martin Corporation ("Lockheed") pursuant to the terms of a Purchase Agreement dated as of January 22, 1998 by and between Benchmark and Lockheed (the "Purchase Agreement"). As consideration for the Acquisition, Benchmark paid $70 million in cash to Lockheed. The purchase price is subject to a post-closing adjustment based on the net working capital of LCEC at the time of closing.

         LCEC is one of New England's largest electronics manufacturing services company, providing a broad range of services including printed circuit board assembly and test, system assembly and test, prototyping, depot repair, materials procurement and engineering support services. Following the Acquisition, LCEC is being operated as a division of Benchmark.

         The Purchase Agreement contains customary representations and warranties of the parties which, except for certain representations of Lockheed regarding environmental matters, survive the closing of the Acquisition for varying time periods. The Purchase Agreement provides for indemnification by Lockheed of Benchmark for breaches of surviving representations and warranties to the extent damages exceed $1 million, for 60% of environmental liabilities arising within four years after closing and relating to certain pre-existing environmental conditions, and for specified pre-existing tax and employee claims. Lockheed's aggregate indemnification liability is capped at the purchase price. The Purchase Agreement provides for indemnification by Benchmark of Lockheed for breaches of representations and warranties of Benchmark and for damages resulting from the post-closing operation of LCEC. In connection with the Acquisition, Benchmark agreed to lease the LCEC facility in Hudson, New Hampshire from Lockheed for a two-year period with an option to renew the lease for an additional four years.

         To finance a portion of the consideration for the Acquisition, refinance existing revolving credit debt and provide for future working capital needs, Benchmark on February 23, 1998 entered into a new Credit Agreement (the "Credit Agreement") with Chase Bank of Texas, N. A. (the "Bank"). The Credit Agreement provides for a $25 million revolving credit facility (the "Revolving Credit Facility") and a $40 million term loan to be used for the Acquisition (the "Term Loan"). Each of the Revolving Credit Facility and the Term Loan is unsecured and guaranteed by each of Benchmark's United States subsidiaries.

         The Revolving Credit Facility matures, and the outstanding principal amount is due, on March 31, 2003. Amounts outstanding under the Revolving Credit Facility may not exceed the lesser of $25 million and the borrowing base, which consists of 75% of eligible accounts receivable plus 25% of eligible inventory. The Revolving Credit Facility also may be used for letters of credit of up to $5 million.

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         The Term Loan must be repaid in quarterly installments of $2,000,000 beginning June 30, 1998, with the final installment becoming due on March 31,
2003

         Interest on the Revolving Credit Facility and the Term Loan accrues, at Benchmark's option, at either the Bank's Eurodollar rate plus from .625% to 1.375% per annum or the Base Rate, which is the higher of the Bank's prime rate and the federal funds rate plus .5%. The margin on the Eurodollar rate fluctuates with Benchmark's ratio of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). Benchmark is required to pay a commitment fee of .20% or .25% (depending on Benchmark's ratio of debt to EBITDA) per annum on the unused portion of the Revolving Credit Facility.

         The Credit Agreement includes customary affirmative and negative covenants, including financial covenants requiring Benchmark to maintain a minimum tangible net worth, minimum current, fixed charge coverage and interest coverage ratios and a maximum ratio of debt to EBITDA. The Credit Agreement also restricts Benchmark's ability to incur additional indebtedness and to pay dividends.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of LCEC.

                  Pursuant to item 7(a)(4), the financial statements required by this item are not included in this Form 8-K and will be filed by amendment within 60 days of the date that this Form 8-K is required to be filed.

         (b)      Pro Forma Financial Statements of Benchmark.

                  Pursuant to item 7(a)(4), and 7(b)(2), the pro forma financial statements required by this item are not included in this Form 8-K and will be filed by amendment within 60 days of the date that this Form 8-K is required to be filed.

         (c)      Exhibits.

                  The following materials are filed as exhibits to this Current Report on Form 8-K.

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------
    2 Purchase Agreement dated as of January 22, 1998 by and between Benchmark Electronics, Inc. and Lockheed Martin Corporation.

   99 Credit Agreement dated as of February 23, 1998 by and between Benchmark Electronics, Inc. and Chase Bank of Texas, N. A.

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                                S I G N A T U R E

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            BENCHMARK ELECTRONICS, INC.

Dated: March 10, 1998                       By:      DONALD E. NIGBOR
                                                     Donald E. Nigbor
                                                     President

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